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                                    EXHIBIT 11

                         PIONEER FINANCIAL SERVICES, INC.

                       STATEMENT OF COMPUTATION OF PER SHARE

                                NET INCOME OR LOSS

                                        For the Year Ended December 31
                                      1994           1993             1992
                                   ----------     ----------       ----------

  Net Income (loss)               $ 17,149,000    $ 12,145,000    $(16,959,000)
  Less Dividends on
    Preferred Stock                 (1,904,000)     (2,021,000)     (2,039,000)
                                  -------------   -------------   -------------

  Primary Basis-Net Income (loss) $ 15,245,000    $ 10,124,000    $(18,998,000)
                                  =============    ============    ============

    Fully Diluted Basis-
    Net Income (loss)**           $ 20,145,000    $ 13,507,000    $(16,959,000)
                                  =============    ============    ============

  Average shares outstanding         6,221,216       6,546,719       6,659,657
  Common Stock equivalents
    from dilutive stock
    options, based on the
    treasury stock method
    using average market
    price                              237,847        176,883                -
                                  -------------   -------------   -------------

     TOTAL-PRIMARY BASIS             6,459,063       6,723,602       6,659,657

  Additional shares assuming
    conversion of Preferred
    Stock                            1,387,680       1,515,200       1,535,360
  Additional shares assuming
    conversion of Subordinated
    Debentures                       4,887,404       2,282,774               -
  Additional Common Stock
    equivalents from dilutive
    stock options, based on the
    treasury stock method
    using closing market price               -         209,618               -
                                  -------------   -------------   -------------

     TOTAL-FULLY DILUTED            12,734,147      10,731,194       8,195,017
                                  =============   =============   =============

  Net income (loss) per share-
    Primary                            $  2.36         $ 1.51          $(2.85)
                                       ========        ========        ========

  Net income (loss) per share-
    Fully Diluted                      $  1.58         $ 1.26          $(2.85)*
                                       ========        ========        ========




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  * In 1992 fully diluted net loss per share is equivalent to primary net loss per share due to the fully diluted computation being anti-dilutive for the period.

  ** Fully diluted net income per share was calculated after adding tax effected interest on Subordinated Debentures of $2,997,000 and $1,362,000 for the years ended December 31, 1994 and 1993, respectively.